EXHIBIT 5.1

ATTORNEYS’ CONSENT

Harter Secrest & Emery LLP

1600 Bausch & Lomb Place

Rochester, New York 14607

Phone: 585-232-6500 Fax: 585-232-2152

September 20, 2013

Performance Technologies, Incorporated

140 Canal View Boulevard

Rochester, NY 14623-2808

Re: Performance Technologies, Incorporated 2001 Stock Option Plan

Performance Technologies, Incorporated 2003 Omnibus Incentive Plan

Performance Technologies, Incorporated 2012 Omnibus Incentive Plan

Ladies and Gentlemen:

As legal counsel for Performance Technologies, Incorporated, a Delaware corporation (the “Company”), we are rendering this opinion in connection with the registration under the Securities Act of 1933, as amended, on three separate registration statements on Form S-8 (the “Registration Statements”) of up to an aggregate 3,183,017 shares of the Common Stock, $0.01 par value, of the Company that may be issued pursuant to grants of awards under the Company’s equity incentive plans as follows:

1.	Performance Technologies, Incorporated 2001 Stock Option Plan - 388,350 shares;
2.	Performance Technologies, Incorporated 2003 Omnibus Incentive Plan - 1,294,667 shares; and
3.	Performance Technologies, Incorporated 2012 Omnibus Incentive Plan - 1,500,000 shares.

The equity incentive plans identified above are collectively referred to as the “Plans”.

We have examined all instruments, documents and records that we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We express no opinion concerning any law other than the corporation laws of the State of Delaware. As to matters of Delaware corporation law, we have based our opinion solely upon our examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations.

Based on such examination, we are of the opinion that the 3,183,017 shares of Common Stock that may be issued pursuant to awards under the Plans are duly authorized shares of the Company's Common Stock, and, when issued against receipt of the consideration therefor in accordance with the provisions of the Plans, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statements referred to above and the use of our name wherever it appears in such Registration Statements.

Respectfully submitted,
/s/ Harter Secrest & Emery LLP